Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of 1,110,000 shares of Class A Common Stock of QTS Realty Trust, Inc. pertaining to the QTS Realty Trust, Inc. 2013 Equity Incentive Plan of our reports dated February 25, 2019, with respect to the consolidated financial statements and schedules of QTS Realty Trust, Inc. and the effectiveness of internal control over financial reporting of QTS Realty Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

May 13, 2019